EXHIBIT 99
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Release Date:                           Contact:
May 10, 2000                            William L. Windisch, President
                                        Fidelity Bancorp, Inc.
                                        (412) 367-3300


                                        Ken Brougher, President
                                        The Farmers National Bank of Kittanning
                                        (724) 548-1581



                   FIDELITY BANCORP, INC. ANNOUNCES AGREEMENT
                  WITH THE FARMERS NATIONAL BANK OF KITTANNING
                       TO ACQUIRE TWO KITTANNING BRANCHES
                            OF PENNWOOD SAVINGS BANK


     May 10, 2000: Fidelity Bancorp, Inc. (NASDAQ -- "FSBI"), the holding company for Fidelity Savings Bank, Pittsburgh, Pennsylvania, announced the signing of an agreement on May 9, 2000 to sell the real property, furniture, fixtures and equipment and to assume the deposit liabilities of the two branch offices of Pennwood Savings Bank located in Kittanning, Pennsylvania with The Farmers National Bank of Kittanning, Pennsylvania. The agreement provides for the sale of approximately $500,000 of assets and the assumption of approximately $20 million of deposit liabilities. The transaction is subject to several contingencies, including the receipt of regulatory approval and consummation of Fidelity's acquisition of Pennwood Savings Bank.

     On February 18, 2000, Fidelity entered into a definitive Agreement and Plan of Merger with Pennwood Bancorp, Inc., whereby Fidelity will acquire all of the outstanding common stock of Pennwood Bancorp, Inc., the holding company of Pennwood Savings Bank. Pennwood's main office is located at 683 Lincoln Avenue, Pittsburgh, Pennsylvania. Fidelity plans to keep all of the loans acquired from Pennwood and the main Pittsburgh office. Fidelity's acquisition of Pennwood and the sale of the Kittanning branches to Farmers are both expected to occur at essentially the same time in approximately July 2000.

     William L. Windisch, President of Fidelity Savings Bank, stated "Our interest in acquiring Pennwood Savings Bank was primarily to acquire its main office on Lincoln Avenue, to use as a new branch location. The main office fits very well within Fidelity's existing market area and branch network. We believe that the sale of the Kittanning offices, which are outside of our primary market area, is in the best interest of Fidelity and its stockholders."

     Ken Brougher, President of The Farmer National Bank of Kittanning, stated, "The assumption of the deposit liabilities from the two Pennwood offices and acquisition of the office at 4 Hilltop Plaza, will allow Farmers to continue to grow and operate as the premier locally-headquartered financial institution in the Kittanning area."


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     At March 31,  2000,  Fidelity  had  total  assets  of  $511.2  million  and stockholders' equity of $26.0 million. Fidelity currently operates from nine full-service offices located in Pittsburgh, Allison Park, Mount Lebanon and Zelienople, Pennsylvania. At March 31, 2000, Farmers had total assets of $92.7 million and stockholders' equity of $10.7 million. Farmers currently operates two offices located in Kittanning and West Kittanning, Pennsylvania.